Exhibit 99.1

	CONTACTS:	R. Brian Hanson
Chief Financial Officer
FOR IMMEDIATE RELEASE		Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
I/O ISSUES GUIDANCE FOR 2007
•     Reaffirms guidance for 2006
•     Will hold conference call on Tuesday, December 19, 2006 at 9:00 a.m. Eastern Time
HOUSTON — DECEMBER 18, 2006 — Input/Output, Inc. (NYSE: IO) today reaffirmed its updated 2006 financial guidance that was initially announced on November 8, 2006 and provided financial guidance for 2007.
OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “We continue to reaffirm our guidance updated in the third quarter earnings call and expect earnings to range between $0.25 and $0.36 per diluted share for 2006.”
     “Based on our 2007 budget and our current pipeline of business, we expect 2007 revenues to range between $610 and $670 million, with much of the revenue growth originating from continued market penetration of our new field acquisition systems Scorpion® and Firefly®, strong financial performance at GXT and Marine and a strong overall seismic market. We expect ongoing margin improvement, led by higher Scorpion® gross margins through lowered costs and improved quality associated with the new release. Full year 2007 gross margins are expected to range between 29 and 31 percent and operating expenses to range between 20 and 22 percent of revenue which includes continued significant funding related to R&D and marketing expenses associated with FireFly®. As a result, we anticipate 2007 earnings to be between $0.45 and $0.60 per diluted share. Our business is not evenly distributed quarter-to-quarter, and therefore, we are providing only annual guidance. Similar to the past two years, we anticipate 2007 to be back-end loaded. This is mainly due to timing issues related to permitting and other operational considerations for GXT’s multi-client business, the potential delivery of the next VectorSeis® Ocean system, and the natural budget/planning cycle of our larger contractor customers who formulate capital spending plans during the first quarter of each year. As a result, we anticipate that 55 percent or more of our revenue will come in the second half of the year, with the first quarter being the softest of the other three.”
     Bob Peebler, I/O’s President and Chief Executive Officer, stated, “We continue to see a strong market for our products and services with stronger land and marine system sales, reflecting the growing recognition of our improved analog systems, including the recently introduced Scorpion® land system, as well as strong sales of our new DigiFin™ product line.
     “We are already seeing the positive impact of those programs and expect to enter 2007 in a much improved situation, which will benefit the acceleration of future earnings growth. Overall, our business of seismic equipment and processing services is expected to remain strong as the industry continues to refocus on exploration, and this bodes well for 2007.”
CONFERENCE CALL
     I/O has scheduled a conference call for Tuesday, December 19, 2006, at 9:00 a.m. Eastern Time. To participate in the conference call, dial 303-262-2211 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 29, 2006. To access the replay, dial 303-590-3000 and use pass code 11077987.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.

ABOUT I/O
     I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2006 and 2007, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2006 and 2007, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006.
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Summary of 2007 Annual Earnings Guidance
(In millions except per share and % amounts)

2007 Guidance Range

Revenue	$610 to $670
Gross Margin %	29% to 31%
Operating Expense %	20% to 22%

Diluted Earnings per Share	$0.45 to $0.60

Example Dilution Calculation
This example dilution calculation is being provided to assist our investors with an illustration of the potential dilutive impact of our outstanding convertible debt and convertible preferred stock. This example calculation is not intended to represent our guidance for 2007.
Please note the convertible preferred stock is anti-dilutive within this example range of earnings; however, it is subject to interest rate variations. This example was calculated assuming a three month LIBOR rate of 5.5%. A decrease of 1% in the three month LIBOR rate would result in the convertible preferred stock becoming dilutive at the high range.
For questions regarding this example dilution calculation, please contact Brian Hanson, Executive Vice President and Chief Financial Officer, at 281-879-3672.

Net income per basic share calculation:	Low	High

Net Income	$38.5	$52.6
Weighted average number of common shares outstanding	80.5	80.5
Basic net income per share	$0.48	$0.65

Net income per diluted share calculation (excludes impact of potential diluted stock options):

Convertible debt (dilutive):
Net income (added back for interest)	$42.5	$56.6
Weighted average number of diluted shares	94.4	94.4

Diluted net income per share before convertible preferred stock	$0.450	$0.600

Convertible preferred stock (anti-dilutive):
Net income (added back for interest and preferred dividends)	$45.0	$59.1
Weighted average number of diluted shares	98.2	98.2
Diluted net income per share	$0.458	$0.602